EXHIBIT 99.1

For Further Information Contact:
Bioject Medical Technologies Inc.
Jerald S. Cobbs	Christine M. Farrell
Chairman and Interim President and CEO	Vice President of Finance
503-692-8001 ext. 4137	503-692-8001 ext. 4132

BIOJECT REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

Revenues Increase 26% and Operating loss decreases 29%

PORTLAND, OR — May 9, 2007 — Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended March 31, 2007.

For the quarter ended March 31, 2007, Bioject reported revenues of $2.1 million compared to $1.7 million reported in the comparable year-ago quarter.  Product sales for the first quarter of 2007 were $1.6 million compared to $1.3 million in the year-ago quarter.  Product sales increased by 30% in the first quarter of 2007 compared to the first quarter of 2006.  The increase was primarily due to increased sales of cool.click™ products to Serono SA and sales to Merial Ltd. for companion and production animal products.   License and technology fees remained comparable year over year.

The Company reported quarterly operating and net loss allocable to common shareholders of $1.7 million and $2.2 million, respectively, in the first quarter of 2007 compared to operating and net loss allocable to common shareholders of $2.5 million and $2.6 million, respectively, in the comparable year-ago period.  The $726,000, or 29%, decrease in operating loss was due to a 26% increase in revenues and a 7% decrease in operating expenses, primarily due to $354,000 in savings related to the restructuring in 2006.  Included in 2007 operating expenses is $670,000 in one-time severance costs incurred in the first quarter.  We anticipate cost savings of approximately $1.3 million in 2007 and approximately $1.9 million in 2008 related to the restructuring activities during this quarter.  Total first quarter 2007 operating expense includes $545,000 of non-cash charges related to stock expense and depreciation charges.  Cash, cash equivalents and marketable securities at March 31, 2007 totaled $2.5 million.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended March 31, 2007 was $0.15 per share on 14.7 million weighted average shares outstanding compared to a net loss allocable to common shareholders of $0.18 per share on 14.1 million weighted average shares outstanding for the same period last year.

“In the first quarter of 2007, we announced that we delivered the initial commercial product of the Derma-Vac™ Needle-free Transdermal Vaccination System to Merial, a world-leading animal health company, for use with the only USDA approved swine vaccine administered by a needle-free delivery system,” said Jerald S. Cobbs, Chairman and Interim President and CEO. “We also announced that we developed a modified Vitajet™3 spring-based device for Merial for use with its canine melanoma vaccine for dogs.  Merial has received approval and has launched with our device.  A similar DNA-based vaccine for humans using our Biojector® 2000 device is currently in human clinical trials.  Our business development pipeline remains active and we expect to sign additional agreements in the coming months,” concluded Cobbs.

The Company will conduct a conference call to review first-quarter results for the quarter ended March 31, 2007 on Thursday, May 10, 2007 at 10:00 a.m. Eastern Standard Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Tualatin, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to cost savings resulting from restructuring charges, and new or additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$1,636	$1,259
Licensing and technology fees	492	435
	2,128	1,694
Operating Expenses
Manufacturing	1,596	1,436
Research and development	974	1,033
Selling, general and administrative	1,295	1,688
Total operating expenses	3,865	4,157

Operating loss	(1,737)	(2,463)
Other income (expense), net	(377)	(133)
Preferred stock dividend	(94)	—
Net loss allocable to common shareholders	$(2,208)	$(2,596)

Basic and diluted net loss per common share allocable to common shareholders	$(0.15)	$(0.18)

Shares used in per share calculations	14,747,447	14,051,395

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data  (Unaudited)

(In thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$800	$1,978
Marketable securities	1,675	1,675
Accounts receivable	1,349	1,324
Inventories	1,369	1,058
Other	224	320
	5,417	6,355

Property and equipment, net	2,789	2,984
Goodwill	94	94
Other assets, net	1,232	1,191

Total assets	$9,532	$10,624

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$905	$839
Current portion of long-term debt	333	333
Accounts payable and accrued liabilities	2,211	1,844
Derivative liabilities	1,056	782
Deferred revenue	967	1,167
	5,472	4,965
Long term liabilities:
Long-term debt	83	167
Deferred revenue	36	52
Other long-term liabilities	347	358

Shareholders’ equity:
Preferred stock	6,895	6,801
Common stock	112,279	111,653
Accumulated deficit	(115,580)	(113,372)
	3,594	5,082

Total liabilities and shareholders’ equity	$9,532	$10,624

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